UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2009
The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way
Parsippany, New Jersey	07054

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 290-6000
Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Pfizer License Agreement
On December 18, 2009, The Medicines Company (the “Company”) entered into a License Agreement (the “License Agreement”) with Pfizer Inc. (“Pfizer”) with respect to the compound designated by Pfizer as ETC-216 (“ETC-216”), a variant of ApoA-I Milano, a naturally occurring variant of a protein found in human high-density lipoprotein.
Pursuant to the License Agreement, Pfizer granted the Company an exclusive, worldwide, royalty-bearing license under specified Pfizer patents, patent applications and know-how to develop, manufacture and commercialize products containing ETC-216 and improvements to ETC-216 (collectively, the “Products”). The Company may sublicense the intellectual property to third parties, provided that it has complied with Pfizer’s right of first negotiation and, in the case of sublicenses to an unaffiliated third parties in certain countries, provided that it has first obtained Pfizer’s consent. The Company, itself or through its affiliates or sublicensees, has agreed to use commercially reasonable efforts to develop at least one Product and to commercialize any approved Products.
Under the License Agreement, the Company will pay Pfizer an upfront payment of $10,000,000 and upon the achievement of clinical, regulatory and sales milestones up to an aggregate of $410,000,000. The Company has also agreed to make royalty payments to Pfizer on the sale of the Products by the Company, its affiliates or sublicensees. The royalties are payable, on a Product-by-Product and country-by-country basis, until the latest of the expiration of the last patent or patent application covering the Product, the expiration of any market exclusivity, and a specified period of time after first commercial sale of the Product. The Company has also agreed to pay Pfizer a portion of the consideration received by the Company or its affiliates in connection with sublicenses.
The Company has agreed to indemnify Pfizer against third party claims arising from (a) the development and commercialization of the Products by the Company, its affiliates, subcontractors or sublicensees, (b) the negligence or wrongful intentional acts or omissions of the Company, its affiliates, subcontractors or sublicensees, (c) a breach of the License Agreement by the Company, or (d) claims by a Brewer/Matin Party (as defined below) resulting from the License Agreement or any agreement or arrangement between the Company and a Brewer/Matin Party.
The License Agreement will expire upon expiration of the Company’s obligation to make royalty payments. Each party may terminate the License Agreement if (a) the other party breaches its material obligations under the License Agreement and fails to cure such breach during a specified period of time, (b) the other party become insolvent or bankrupt, or (c) the other party is subject to a force majeure event for a specified period of time. Pfizer may also terminate the License Agreement if the Company provides written notice to Pfizer that the Company intends to permanently abandon the development, manufacture and commercialization of the Products or if the Company otherwise ceases, for a specified period of time, to use commercially reasonable efforts to develop, manufacture and commercialize, as applicable, at least one Product. The Company may terminate the License Agreement in its entirety, or on a Product-by-Product basis, at any time and for any reason upon prior written notice.
Upon termination of the License Agreement, the licenses to the Company terminate. If Pfizer terminates the License Agreement due to the Company’s uncured breach, bankruptcy, force majeure event, abandonment of the Products or ceasing to use commercially reasonable efforts to develop and commercialize at least one Product, or if the Company terminates the License Agreement for convenience, the Company will grant Pfizer a sublicenseable, royalty-free, perpetual license under any intellectual property licenseable by the Company that arose from the Company’s development or commercialization of the terminated Products, to develop, manufacture and commercialize the terminated Products. This license will be non-exclusive with respect to trademarks and exclusive with respect to other intellectual property.

Brewer/Matin Consent Agreement
On December 18, 2009, the Company entered into a Consent and Release Agreement (“Consent Agreement”) with Washington Cardiovascular Associates, LLC, HDLT LLC, H. Bryan Brewer, Silvia Santamarina-Fojo and Michael Matin (collectively, the “Brewer/Matin Parties”) under which the Brewer/Matin Parties consented to the Company’s entry into the License Agreement.
Prior to the Company’s entry into the License Agreement, the Company and certain of the Brewer/Matin Parties had conducted discussions concerning the Brewer/Matin Parties’ potential participation in a transaction between the Company and Pfizer.
Under the Consent Agreement, the Company has agreed to pay Messrs. Brewer and Matin or their designees upfront payments of $7,500,000 in the aggregate and additional payments to Messrs. Brewer and Matin upon the achievement of specified development events consistent with some of the milestones under the License Agreement. The Company has also agreed to make continuing payments to Messrs. Brewer and Matin on the sale of the Products by the Company, its affiliates or sublicensees. These payments are payable, on a Product-by-Product and country-by-country basis, until the earlier of December 18, 2039 or the date on which the Company’s royalty obligations to Pfizer under the License Agreement end in connection with the Product in that country. Under the Consent Agreement, the Company and the Brewer/Matin Parties have released each other and specified related persons from any claims that each might have against the other.
The foregoing is a summary description of certain terms of the License Agreement and the Consent Agreement and is qualified in its entirety by reference to the full text of the License Agreement and the Consent Agreement, which the Company intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index attached to this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date: December 23, 2009	By:	/s/ Paul M. Antinori
		Name:	Paul M. Antinori
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 22, 2009